Exhibit 99.1

Press Release

Vuzix Reports First Quarter 2015 Financial Results

Sales of Smart Glasses and Waveguide Products Increase 56% Year-Over-Year

ROCHESTER, N.Y., May 12, 2015 - Vuzix® Corporation (NASDAQ: VUZI) (“Vuzix” or, the “Company”), a leading supplier of video eyewear and smart glasses products in the consumer, commercial and entertainment markets, today reported its first quarter 2015 financial results for the period ended March 31, 2015.

Vuzix reported $809,155 in revenues for the three months ended March 31, 2015 as compared to $798,418 for the same period in 2014. This increase was achieved despite the planned phasing out of the Company’s Wrap products and lower revenues from engineering services. We reported a net loss of ($5,090,852) for the three months ended March 31, 2015 versus a net income of $1,511,906 for the same period in 2014. The loss for the three months ended March 31, 2015 was primarily driven by approximately $2,100,000 in non-cash charges for stock and warrant compensation expense and a ($1,003,427) loss on mark to market derivative liability valuations versus a $2,575,262 gain in the prior year’s first quarter.

The following table compares the Company’s statement of operations data for the three months ended March 31, 2015 and 2014.

	3 Months Ended March 31,
	2015	2014	Dollar Change	% Increase (Decrease)

Sales of Products	$695,574	$649,418	$46,156	7%
Sales of Engineering Services	113,581	149,000	(35,419)	(24%)

Total Sales	809,155	798,418	10,737	1%

Cost of Sales — Products	585,390	390,649	194,741	50%
Cost of Sales — Engineering Services	45,432	59,600	(14,168)	(24%)

Total Cost of Sales	630,822	450,249	180,573	40%

Gross Profit	178,333	348,169	(169,836)	(49%)
Gross Margin %	22%	43%

Operating Expenses:
Research and Development	514,707	397,422	117,285	30%
Selling and Marketing	357,547	364,555	(7,008)	(2%)
General and Administrative	2,934,907	479,637	2,455,270	512%
Depreciation and Amortization	59,638	99,705	(40,067)	(26%)

Loss from Operations	(3,688,466)	(993,150)	(2,695,316)	(271%)

Other Income (Expense)
Other Taxes	(11,774)	(21,442)	9,668	(45%)
Foreign Exchange Gain (Loss)	5,271	(3,951)	9,222	(233%)
(Loss) Gain on Derivative Valuation	(1,003,427)	2,575,262	(3,578,689)	(139%)
Amortization of Senior Term Debt Discount	(340,960)	(6,326)	(334,634)	(5290%)
Interest Expense	(51,496)	(38,487)	(13,009)	(34%)

Total Other Income (Expense)	(1,402,386)	2,505,056	(3,907,442)	(156%)

(Loss) Income from Before Provision for Income Taxes	(5,090,852)	1,511,906	(6,602,758)	(437%)
Provision for Income Taxes	—	—	—	—

Net (Loss) Income	$(5,090,852)	$1,511,906	$(6,602,758)	(437%)

First Quarter 2015 Operational Financial Commentary:

•	The increase in product sales was primarily attributable to growing sales of the Company’s M100 Smart Glasses products. Sales of these products in the first quarter of 2015 were up 56% over the comparable 2014 period. During the first quarter of 2015, M100 sales to Lenovo China represented approximately one-third of M100 product sales versus nil during the same period in 2014.

•	Offsetting the increase in M100 sales was the planned phasing out of the Company’s older Wrap product family, which was intentionally in short supply, with sales down 67% for the three months ended March 31, 2015 as compared to the same period in 2014.

•	Sales from the Company’s engineering programs declined to $113,581 as compared to $149,000 in the same period in 2014. The Company made its final deliveries of the binocular waveguide systems to the Navy during the quarter and consequently has no open orders for further engineering services. This planned shift is intended to allow the Company to focus on proprietary product and technology development activities.

•	Gross Margins decreased to 22% as compared to 44% for the period ended March 31, 2014. The 2015 margins were negatively affected by the commencement of software development cost amortization included in cost of sales for the 2015 first quarter as compared to nil for the same period in 2014, significantly lower average margins earned on M100 sales made to Lenovo versus elsewhere, higher fixed manufacturing overhead salaries, and the write-offs of inventory related to the wind down of Wrap 1200 Video Eyewear production.

•	Overall research and development costs for 2015 period were up compared to 2014 reflecting increased development activities on new products. All software development costs were expensed in the 2015 quarter as compared to 2014 period when $62,500 of salaries related to software development costs were capitalized.

•	Of the total $2,455,270 increase in General and Administrative expense for the three months ended March 31, 2015 as compared to 2014, approximately $2,100,000 was non-cash share awards and warrant compensation expense versus $20,000 for the same 2014 period.

•	Other income and (expense) for the 2015 period was ($1,402,386) compared to $2,505,056 in 2014. The swing was primarily attributable to a loss of $1,003,427 on the derivative liability valuation mark-to-market revaluation for 2015 versus a gain of $2,575,262 in 2014. These mark-to-market valuations create losses when the Company’s stock price increases and profits when the stock price decreases between the end of quarter measurement dates. The other major change were $340,960 in expenses for the amortization term debt discounts in 2015 as compared to 6,326 in 2014. The comparative 2014 quarter predated the issuance of convertible debt.

First Quarter 2015 and Recent Corporate Highlights:

•	Began trading on NASDAQ on January 28, 2015.

•	Improved balance sheet with increased cash, stockholder’s equity and assets through a $24.8 million investment from Intel, and decreased derivative liabilities through related transactions.

•	Acquired two new patents in wearable display space covering Augmented Reality (AR) gesture control and ambient light transmission control.

•	Partnered with the Open-Source Virtual Reality (OSVR) alliance, a new standard in VR gaming that provides hardware and software support for compatibility with Vuzix VR products.

•	Through a partnership with NTT Docomo, demonstrated and released to developers M100 Smart Glasses software support for the new Open Mobile Alliance standards at the Mobile World Congress 2015.

•	Partnered with HeadApp to launch a program for small aircraft pilots for our M100 Smart Glasses.

•	Partnered with Ubimax on multiple programs including providing hands-free warehouse solutions for DHL, a world leading logistics company.

•	Started collaboration efforts with Intel Corporation

2015 Balance Sheet Improvements

The Company closed a $24.8 million Series A Preferred share financing with Intel Corporation on January 2, 2015. This transaction and the related waivers of anti-dilution price adjustments on 86% of its then outstanding August 2013 public offering warrants and 100% of the June 2014 convertible notes, along with warrant exercises and note conversions during the first quarter, reduced the Company’s derivative liability from $13,541,138 to $175,158. The following table summarizes key balance sheet areas as of March 31, 2015 impacted by this financing on January 2, 2015.

	March 31, 2015	Dec 31, 2014
Cash	$22,884,309	$84,967

Working Capital (Deficit)	22,825,943	(1,427,139)

Long-Term Derivative Liability	175,158	13,541,138

Stockholders’ Equity (Deficit)	23,094,083	(14,398,011)

Total Assets	$26,160,266	$3,700,162

First Quarter 2015 Financial Summary

Vuzix CEO and President Paul J. Travers said, “We achieved many important milestones in the first quarter 2015, including forming several alliances that will accelerate our ability to expand and develop our proprietary wearable technology solutions. Our growth in product sales continues to increase, driven by sales from our M100 Smart Glasses and M2000AR waveguide monocular products. On the financial side, the most obvious improvement is the strengthening of our balance sheet, following the investment from Intel. We believe this investment from a large and established player validates our strategy and strong intellectual property position in the wearable technology space. We intend to be good stewards of the capital and will be using our stronger balance sheet to advance our goal to move forward with exciting new products and relationships. Importantly, Vuzix continues to collaborate with its largest shareholder Intel and we are extremely optimistic about the possibilities this relationship opens up for us.”

Mr. Travers continued, “Thus far in 2015, we have added several new members to our team, strengthening our engineering, accounting and sales and marketing teams, including replacing our Vice President Sales and Business Development. With the expanded resources now available to Vuzix, we believe we are well positioned to support the solid opportunities ahead of us in this emerging industry. We look forward to the upcoming launch of the iWear 720 and continued progress with our partners on enterprise adoption of our smart glasses within key customer accounts.”

Conference call information:

Date: Tuesday, May 12, 2015

Time: 4:45 P.M. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 1-877-407-0839

Dial in Number for International Callers (Outside of the U.S. & Canada): 1-201-689-8863

Participating on the call will be Vuzix’ Chief Executive Officer and President Paul Travers, and Chief Financial Officer Grant Russell, who will discuss operational and financial highlights for the First Quarter 2015.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Vuzix’ website at: http://vuzix.equisolvewebcast.com/fr-5-1.

A replay will be available for 14 days starting on May 12, 2015 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 13595774.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear and Smart Glasses products in the consumer, commercial and entertainment markets.

The Company's products include personal display and wearable computing devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 41 patents and 10 additional patents pending and numerous IP licenses in the Video Eyewear field. The Company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2015 and several wireless technology innovation awards among others. Founded in 1997, Vuzix is a public company (NASDAQ: VUZI) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan.

Forward-Looking Statements Disclaimer

Certain statements contained in this news release are "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to earnings/losses, financial results, among other things, and the Company's leadership in the Video Eyewear and AR display industry. They are generally identified by words such as "believes," "may," "expects," "anticipates," "should" and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company's beliefs and assumptions as of the date of this release. The Company's actual results could differ materially due to risk factors and other items described in more detail in the "Risk Factors" section of the Company's Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov ). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

For further investor information contact:

Media and Investor Relations Contact:

Andrew Haag

Managing Partner

IRTH Communications

vuzi@irthcommunications.com

Tel: (877) 368-3566

Vuzix Corporation
2166 Brighton Henrietta Townline Road
Rochester, NY 14623 USA
Investor Information – Grant Russell
IR@Vuzix.com
Tel: (585) 359-7562
www.vuzix.com